UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 12, 2007

URANIUM RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-17171	75-2212772
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

650 South Edmonds, Suite 108, Lewisville, TX		75067
(Address of principal executive offices)		Zip Code

(972) 219-3330
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 12, 2007, Uranium Resources, Inc. (the “Company”) entered into a Compensation Agreement (“Agreement”) with each of Craig S. Bartels, Senior Vice President—Technology and New Project Development and President, Hydro Resources, Inc. and David N. Clark, President and Chief Operating Officer (each, individually, an “Executive”).  Mr. Clark is a director of the Company.

The term of the Agreement (“Term”) commences upon a Change of Control (as defined in Section 2 of the Agreement) and continues until the date that is twenty-four (24) months after the date of such Change in Control.  Subject to certain limitations, the Company will provide the Executive certain rights and benefits in the event that the Executive is terminated at any time during the Term or in connection with a Change in Control either by (a) the Company; or (b) by the Executive following the occurrence of any of the following events without the Executive’s consent: (i) the Executive is assigned duties that are materially inconsistent with the Executive’s prior duties; (ii) the Executive’s base or incentive compensation is reduced; or (iii) the Executive is transferred to a location other than Albuquerque, NM which is an unreasonable distance from the Executive’s current principal work location (“Termination”).

The Executive’s rights and benefits upon Termination consist of the following until the expiration of the Term: (a) payment of base salary and incentive compensation at the rate in effect prior to the Executive’s termination; (b) maintenance by the Company of each welfare benefit plan in which the Executive was entitled to participate immediately prior to the date of the Executive’s termination; and (c) continuing to treat the Executive as an employee under all of the Company’s retirement plans in which the Executive was a participant at the time of the commencement of the Term or under which the Executive would become eligible during the Term.

Item 9.01.  Financial Statements and Exhibits

Exhibit 99.1            Compensation Agreement with Craig S. Bartels.

Exhibit 99.2            Compensation Agreement with David. N. Clark.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

URANIUM RESOURCES, INC.

Date: March 13, 2007	/s/ Thomas H. Ehrlich
Thomas H. Ehrlich
Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Compensation Agreement with Craig S. Bartels.
99.2	Compensation Agreement with David N. Clark.